File No. 333-61516

                               U.S.$8,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE


      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 02                         Trade Date:     06/21/2001
(To Prospectus dated June 08, 2001)               Issue Date:     06/26/2001

The date of this Pricing Supplement is June 21, 2001

    CUSIP         Stated
     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 GNL6       4.650%        06/15/2003    100%        0.3000%
 37042 GNM4       5.150%        06/15/2004    100%        0.4500%
 37042 GNN2       5.750%        06/15/2006    100%        0.7500%
 37042 GNP7       6.000%        06/15/2008    100%        1.0000%
 37042 GNQ5       6.750%        06/15/2013    100%        1.4000%
 37042 GNR3       7.000%        06/15/2016    100%        1.6000%


Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Quarterly         Yes            No
Semi-Annual       Yes            No
Semi-Annual       Yes            No
Monthly           Yes            No
Monthly           Yes            Yes*      *Callable at 100% on 06/15/2003
                                            and every coupon date thereafter
Semi-Annual       Yes            Yes**    **Callable at 100% on 06/15/2004
                                            and every coupon date thereafter

1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.





                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $8,000,000,000

Agents' Discounts
  and Concessions ......... .20%-2.50%           $16,000,000-$200,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $7,800,000,000-$7,984,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------

ABN AMRO FINANCIAL SERVICES, INC.

    A.G. EDWARDS & SONS, INC.

        EDWARD JONES & CO., L.P.
            FIDELITY CAPITAL MARKETS
                a division of National Financial Services LLC
                    MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                              PRUDENTIAL SECURITIES
                              SALOMON SMITH BARNEY
                                     CHARLES SCHWAB & CO. INC.
                                            USB PAINEWEBBER INC.

                                  June 8, 2001